COMPUTATION OF EARNINGS PER SHARE


                                                   Three Months Ended        Six Months Ended
                                                       April 30,                 April 30,
                                               -----------------------    -------------------------
                                                  1998         1999          1998          1999
                                               ----------   ----------    ----------   ------------
NUMERATOR:
  Net Income (loss)                            $  132,373      (45,586)   $  821,080       (593,259)

Denominator:
 Demonimator for basic earnings
 Per share-weighted-average shares              5,100,000    8,941,493     5,100,000      8,941,493
Effect of diluted securities:
 Employee stock options                           693,811                    693,811
 Warrants                                          57,143                     57,143
                                               ----------   ----------    ----------   ------------
Dilutive potental common shares                   750,954                    750,954
 Denominator for diluted earnings
   Per share-adjusted,
   Weighted-average shares and
   Assumed conversions                          5,850,954    8,941,493     5,850,954      8,941,493
                                               ----------   ----------    ----------   ------------
Basic earnings per share                       $     0.03         (.01)   $     0.16           (.07)
                                               ----------   ----------    ----------   ------------
Diluted earnings per share                     $     0.02         (.01)   $     0.14           (.07)
                                               ----------   ----------    ----------   ------------
                                               ----------   ----------    ----------   ------------



                                       15